UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.


                                         Commission File Number     33-26097-07
                                                                    -----------

                           Parker & Parsley 90-B, L.P.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                       5205 N. O'Connor Blvd., Suite 1400
                               Irving, Texas 75039
                                 (972) 444-9001
-------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Limited Partnership Interests
-------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
-------------------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      |X|         Rule 12h-3(b)(1)(i)      |X|
          Rule 12g-4(a)(1)(ii)     |_|         Rule 12h-3(b)(1)(ii)     |_|
          Rule 12g-4(a)(2)(i)      |_|         Rule 12h-3(b)(2)(i)      |_|
          Rule 12g-4(a)(2)(ii)     |_|         Rule 12h-3(b)(2)(ii)     |_|
                                               Rule 15d-6               |_|


                     Approximate number of holders of record
                  as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, Parker & Parsley 90-B, L.P., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 20, 2001         By:   Pioneer Natural Resources USA, Inc.,
                                       as the managing or sole general partner
                                       of Parker & Parsley 90-B, L.P.


                                 By:   /s/ Mark L. Withrow
                                     ----------------------------------------
                                       Mark L. Withrow
                                       Executive Vice President, General Counsel
                                       and Secretary